Exhibit 10.1

Execution Version

BARCLAYS 745 Seventh Avenue New York, New York 10019	HSBC BANK USA, NATIONAL ASSOCIATION HSBC SECURITIES (USA) INC. 452 Fifth Avenue New York, NY 10018

PERSONAL AND CONFIDENTIAL

October 29, 2018

MKS Instruments, Inc.

2 Tech Drive, Suite 201

Andover, Massachusetts 01810

Attention: Seth H. Bagshaw, Vice President,

                           Chief Financial Officer & Treasurer

Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Term Loan Agreement, dated as of April 29, 2016 (as such document may have been amended or otherwise modified to but excluding the date hereof, the “Existing Term Loan Credit Agreement”; the Existing Term Loan Credit Agreement, as amended or otherwise modified by the Amendment (as defined below), the “Term Loan Credit Agreement”) among MKS Instruments, Inc. (the “Borrower” or “you”), the Lenders from time to time party thereto and Barclays Bank PLC, as administrative agent and collateral agent (in such capacities, the “Term Loan Agent”) and (ii) that certain ABL Credit Agreement, dated as of April 29, 2016 among the Borrower, the Lenders from time to time party thereto and Deutsche Bank AG New York Branch, as the administrative agent and collateral agent(as such document may have been amended or otherwise modified to but excluding the date hereof, the “Existing ABL Credit Agreement”; the Existing Term Loan Credit Agreement, together with the Existing ABL Credit Agreement, the “Existing Credit Agreements”).

You have advised each of Barclays Bank PLC (“Barclays”), HSBC Bank USA, National Association (“HSBC Bank”) and HSBC Securities (USA) Inc. (“HSI” and, together with HSBC Bank, “HSBC”; Barclays and HSBC, together with any Additional Committing Lender appointed pursuant to the Designation Right, the “Commitment Parties,” “we” or “us”), that you intend to acquire (the “Acquisition”) a company previously identified to Barclays and code named Eagle (the “Company”) through a merger of a merger subsidiary wholly owned directly or indirectly by you with and into the Company, pursuant to the Acquisition Agreement and to consummate the Transactions, each as defined in the Summary of Terms and Conditions attached as Exhibit A hereto (the “Term Loan Term Sheet”), and other transactions as otherwise contemplated by this Commitment Letter and the Fee Letter (each as defined below), in each case on the terms and subject to the conditions set forth in this Commitment Letter, the Term Loan Term Sheet and the Summary of Terms and Conditions attached as Exhibit C hereto (the “Conditions Annex”). Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Exhibits hereto (and if not defined therein, in the applicable Existing Credit Agreement).

You have also advised us that (i) the Borrower desires to (a) incur $650.0 million (plus, at the Borrower’s election, an amount sufficient to fund any original issue discount or upfront fee required to be funded as a result of the exercise of the “Market Flex” provisions in the Term Arranger Fee Letter) of borrowings under

1

an incremental term loan facility under the Existing Term Loan Agreement (the “Incremental Term Loan Facility”) in order to finance a portion of the Transaction Costs (as defined in Exhibit A) and (b) enter into an amendment (the “Amendment”) to the Existing Term Loan Credit Agreement to make certain other changes thereto as set forth in the Term Loan Term Sheet and (ii) the Borrower desires to enter into a new senior secured asset based revolving credit facility in total aggregate commitments of $100.0 million (the “ABL Facility”; together with the Incremental Term Loan Facility, the “Facilities”). on the terms and subject to the conditions set forth in this Commitment Letter, the Conditions Annex and the Summary of Terms and Conditions attached as Exhibit B hereto (the “ABL Term Sheet” and together with the Term Loan Term Sheet, the “Term Sheets”; and the Term Sheets, together with the Conditions Annex and this commitment letter, the “Commitment Letter”).

1. Commitments and Agency Roles

You hereby appoint (i) Barclays and HSI to act, and Barclays and HSI hereby agree to act, as joint lead arrangers and bookrunners (in such capacities, the “Term Arrangers”) for the Incremental Term Loan Facility and (ii) Barclays and HSI to act, and Barclays and HSI hereby agree to act, as joint lead arrangers and bookrunners (in such capacities, and together with any Additional Committing Lender appointed pursuant to the Designation Right, the “ABL Arrangers”; and together with the Term Arrangers, the “Arrangers”) for the ABL Facility. The Arrangers will have the rights and authority customarily given to financial institutions in such roles. You hereby appoint Barclays, and Barclays hereby agrees to act, as sole and exclusive administrative agent and collateral agent (in such capacity, the “ABL Agent”) for the ABL Facility.

In connection with the Transactions, (i) (x) Barclays hereby commits to provide severally and not jointly, 75% of the aggregate principal amount of the Incremental Term Loan Facility and (y) HSBC Bank hereby commits to provide severally and not jointly, 25% of the aggregate principal amount of the Incremental Term Loan Facility (together with Barclays in such capacities, the “Initial Incremental Term Lenders”) and in connection therewith, to the extent the Incremental Term Lenders hold Incremental Term Loans or Term Loans under the Existing Term Loan Credit Agreement, vote in favor of the effectiveness of the Amendment upon the funding of the Incremental Term Loan Facility (it being understood and agreed that the Initial Incremental Term Lenders shall collectively hold all of the Incremental Term Loans on the Closing Date) and (ii) (x) Barclays hereby commits to provide severally and not jointly, 75% of the aggregate principal amount of the ABL Facility and (y) HSBC hereby commits to provide severally and not jointly, 25% of the aggregate principal amount of the ABL Facility (together with Barclays in such capacity and, together with any Additional Committing Lender appointed pursuant to the Designation Right, the “ABL Initial Lenders” and, together with the Initial Incremental Term Lenders, the “Initial Lenders”), in each case, upon the terms set forth in this letter agreement and in the applicable Term Sheet and subject solely to the satisfaction or waiver of the conditions set forth in Exhibit C.

Our fees for services related to the Facilities and the Amendment are set forth in (i) (x) a separate Incremental Term Loan Facility fee letter (the “Term Arranger Fee Letter”) between you and us entered into on the date hereof and (y) a separate ABL Facility arranger fee letter (the “ABL Arranger Fee Letter” and, collectively with the Term Arranger Fee Letter, the “Arranger Fee Letter”) between you and us entered into on the date hereof and (ii) a separate agent fee letter (the “Agent Fee Letter” and, collectively with the Arranger Fee Letter, the “Fee Letter”) between you and Barclays entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth herein and in Exhibits A and B and in the Fee Letter as and when payable in accordance with the terms hereof and thereof.

2

You have the right (the “Designation Right”), on or prior to the date that is 15 business days after the date of this Commitment Letter, to appoint up to one additional agent, co-agent, lead arranger, bookrunner, manager or arranger or to confer other titles in respect of the ABL Facility (such agent, co-agent, lead arranger, bookrunner, manager, arranger or holder of another title, an “Additional Committing Lender”) in a manner and with economics determined by you pursuant to joinder documentation or an amendment to the Commitment Letter and the ABL Arranger Fee Letter that adds such Additional Committing Lender as a Commitment Party. Thereafter, each such financial institution shall constitute a “Commitment Party” under the Commitment Letter and the ABL Arranger Fee Letter. In connection with your exercise of Designation Right (i) fees payable pursuant to the terms of the ABL Arranger Fee Letter will be allocated to the Additional Committing Lender on a pro rata basis in respect of the commitment it is assuming with respect to the ABL Facility, (ii) the commitments of Barclays with respect to the ABL Facility immediately prior to the joinder or amendment for the Additional Committing Lender shall be reduced dollar for dollar by the commitments assumed by the Additional Committing Lender, (iii) the commitments of the several Commitment Parties will be several and not joint and (iv) in no event will Barclays be entitled to less than 50% of the economics with respect to the ABL Facility.

It is further agreed that Barclays will appear on the top left of the cover page of all marketing materials for the Facilities and will hold the roles and responsibilities conventionally understood to be associated with such name placement. Except as set forth above, no other agents, co-agents, lead arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by the Commitment Letter and the Fee Letter) will be paid in connection with the Facilities or the Amendment unless you and we shall so agree.

2. Conditions Precedent

Our commitments hereunder to make effective and fund the Facilities, and make effective the Amendment (which Amendment, for the avoidance of doubt, will become effective solely upon the funding of the Incremental Term Loan Facility), on the Closing Date and ABL Closing Date, as applicable, and our agreements to perform the services described herein are subject solely to the satisfaction of the conditions set forth in Exhibit C.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation (as defined in Exhibit A and Exhibit B, as applicable) or any other letter agreement or other undertaking between you and us concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability and effectiveness of the Facilities on the Closing Date shall be (i) such of the representations and warranties made by or with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (as such term is defined in Exhibit A), but only to the extent that you (or any of your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii)(x) with respect to the Incremental Term Loan Facility, the Specified Representations (as defined in the Existing Term Loan Credit Agreement) and (y) with respect to the ABL Facility, (A) if the ABL Closing Date occurs substantially simultaneously with the Closing Date, the Specified Representations (as defined in the Existing ABL Credit Agreement) and (B) if the ABL Closing Date does not occur substantially simultaneously with the Closing Date, the representations and warranties required to be made for borrowings under Section 4.02(b) of the Existing ABL Credit Agreement and (b) the terms of the Term Loan Facilities Documentation shall be in a form such that they do not impair availability or effectiveness of the Facilities on the Closing Date if all conditions set forth in Exhibit C are satisfied or waived by the Term Arrangers and the Initial Term Lenders (it being understood that to the extent any Collateral or any security interests therein (including the creation or perfection of any security interest) is not or cannot be provided or perfected on the Closing Date (other than (i) to the extent that a

3

lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code or (ii) by the delivery of stock or other certificates of the entity surviving the Merger (or similar term, as applicable, as defined in the Acquisition Agreement) (but, for the avoidance of doubt, after your use of commercially reasonable efforts, not the subsidiaries such entity unless received by you prior to the Closing Date), the pledge of which is required by the Term Loan Term Sheet) after your use of commercially reasonable efforts to do so, or without undue burden or expense, the delivery of such Collateral (and creation or perfection of security interests therein), as applicable, shall not constitute a condition precedent to the availability or effectiveness of the Facilities on the Closing Date but shall instead be required to be delivered or provided within the time periods required under the Existing Credit Agreements. The provisions of this paragraph are referred to as the “Certain Funds Provision”.

3. Syndication

Each Arranger intends and reserves the right to syndicate (i) the Incremental Term Loan Facility and (ii) solely to the extent that you have not exercised your Designation Right with respect to at least 25% of the aggregate principal amount of the ABL Facility, the ABL Facility to the Lenders; provided that, unless otherwise agreed by you, no assignment prior to the Closing Date will reduce or release any Commitment Party’s obligation to fund its commitment or to effectuate the Amendment in the event any assignee shall fail to do so on the Closing Date. The Arrangers will lead the syndication, including determining, in consultation with you, the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Arranger Fee Letter and will in consultation with you determine the final commitment allocations. You agree to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending and investment banking relationships of the Borrower, the Company and their respective subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earliest of (a) the termination by the Arrangers of syndication of the Facilities, (b) (i) with respect to the Incremental Term Loan Facility, the earlier of (A) 60 days following the Closing Date and (B) the termination of commitments with respect to the Incremental Term Loan Facility and (ii) with respect to the ABL Facility, the earlier of (A) if the ABL Closing Date occurs, 60 days following the ABL Closing Date and (B) the termination of commitments with respect to the ABL Facility and (c) solely with respect to the Incremental Term Loan Facility, the “Successful Syndication” of the Incremental Term Loan Facility (as defined in the Term Arranger Fee Letter), you will ensure (or with respect to the Company or its subsidiaries, using your commercially reasonable efforts to ensure) there will be no competing issues, offerings, placements or arrangements of any debt facility or any debt security of the Company or the Borrower or any of their respective subsidiaries, including any renewal or refinancing of any existing debt facility or debt security, being issued, offered, placed or arranged without the consent of the Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Facilities (it being understood that (i) indebtedness incurred under the Existing Credit Agreements, the ABL Facility or the Term Loan Credit Agreement, and (ii) (x) as to the Company and its subsidiaries, indebtedness permitted under the Acquisition Agreement to be incurred or remain outstanding prior to the closing date under the Acquisition Agreement, and indebtedness permitted to remain outstanding on and after the closing date under the Acquisition Agreement and (y) as to the Borrower and its subsidiaries, deferred purchase price obligations, ordinary course working capital facilities for foreign subsidiaries, ordinary course capital lease and purchase money and equipment financings will not be deemed to materially impair the primary syndication of the Facilities).

You agree to, and agree to use commercially reasonable efforts to obtain contractual undertakings from the Company to, cooperate with, and provide customary information reasonably required by, the Arrangers in connection with all syndication efforts, including: (i) your assistance in preparing as soon as practicable after the date of this Commitment Letter, a customary information memorandum and other customary

4

presentation materials (collectively, “Confidential Information Memoranda”) regarding the business, operations and financial projections of the Borrower and the Company (which shall be, with respect to the Company, limited to the financial information and projections described in Exhibit C) including without limitation the delivery of all customary information relating to the Transactions prepared by or on behalf of the Borrower or the Company; (ii) using commercially reasonable efforts to obtain from Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), prior to the launch of the general syndication, a corporate family rating, a corporate credit rating and a credit rating for the Incremental Term Loan Facility; (iii) arranging for direct communications with prospective Lenders in connection with the syndication of the Facilities (including without limitation direct contact between appropriate senior management, representatives and advisors of the Borrower (and using commercially reasonable efforts to cause direct contact with appropriate senior management, representatives and advisors of the Company) and participation of such persons in such meetings); (iv) if the ABL Borrowers elect to include Eligible Inventory (as defined in the Existing ABL Credit Agreement) in the Borrowing Base on the ABL Closing Date, inventory appraisals, of the Loan Parties prior to the ABL Closing Date; and (v) hosting (including any preparations with respect thereto) with the Arrangers at places and times reasonably requested by the Arrangers, one or more meetings with prospective Lenders. In addition, you agree to use commercially reasonable efforts to ensure that the ABL Agent and its designees shall have sufficient access to the Borrower and its subsidiaries, and you agree to use commercially reasonable efforts to ensure that the ABL Agent and its designees shall have sufficient access to the Company and its subsidiaries, to complete a field examination as soon as practicable after the date hereof. You will be solely responsible for the contents of the Confidential Information Memoranda and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof as provided in Section 4 below. Subject to your consent, not to be unreasonably withheld or delayed, and compliance with applicable laws, you agree that each Arranger has the right to place advertisements in financial and other newspapers at its own expense describing its services to you and the Borrower. We agree that the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 3 and 4 of Exhibit C. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including compliance with any of the provisions set forth in this paragraph), shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At an Arranger’s request, you agree to assist in the preparation of an additional version of the Confidential Information Memoranda that does not contain material non-public information (as reasonably determined by you) concerning you, the Company or your or its respective subsidiaries or affiliates or your or its respective securities (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (a) drafts and final versions of the Facilities Documentation; (b) administrative materials prepared by any Arranger for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) summaries of terms and notification of changes in the terms and conditions of the Facilities. Before distribution of any Confidential Information Memoranda in connection with the syndication of the Facilities (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI

5

therein. The Confidential Information Memoranda provided to Lenders and prospective Lenders will be accompanied by a disclaimer by such recipients exculpating us with respect to any use thereof and of any related materials by the recipients thereof. In addition, at an Arranger’s request, you will identify Public Information Materials by marking the same as “PUBLIC” and by doing so you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Public Information Materials as not containing any MNPI.

It is agreed that the completion of the successful syndication of, or receipt of commitments in respect of, the Facilities will not be a condition to the Commitment Parties’ commitments hereunder.

4. Information

You represent and warrant that (and with respect to information and projections relating to the Company and its subsidiaries to the best of your knowledge that) (i) all written information (other than projections, forward looking information and information of a general economic or industry specific nature) that has been or will be made available to any Arranger, any Commitment Party, the Lenders or any of their respective affiliates by or on behalf of the Company or the Borrower in connection with the Transactions is and will be, when furnished and taken as a whole, true and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (ii) the projections and other forward looking information that have been or will be made available to any Arranger, any Commitment Party, the Lenders or any of their respective affiliates by or on behalf of the Company or the Borrower have been and will be prepared in good faith, and that information with respect to you will be based upon accounting principles consistent with your historical audited financial statements most recently provided as of the date hereof and upon assumptions that are believed by the preparer thereof to be reasonable when made and when made available to such Arranger, such Commitment Party, the Lenders and their respective affiliates; it being understood that such projections and forward-looking statements are as to future events and are not to be viewed as facts, such projections and forward-looking statements are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the later of (x) the Closing Date and (y) the earlier of (i) 60 days following the Closing Date and (ii) the “Successful Syndication” of the Incremental Term Loan Facility (as defined in the Term Arranger Fee Letter) you become aware that any of the representations in the preceding sentence would be (to the best of your knowledge with respect to the Company) incorrect in any material respect if made at such time, then you will (and with respect to information and projections with respect to the Company you will use commercially reasonable efforts to cause the Company to) promptly supplement, or cause to be supplemented, the information and projections so that (and with respect to information and projections relating to the Company to the best of your knowledge) such representations will be correct in all material respects in light of the circumstances in which statements are made. You understand that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5. Expense and Indemnification

You agree that provisions of Section 10.04 of the Existing Term Loan Credit Agreement and Existing ABL Credit Agreement (Expenses; Indemnity; Damage Waiver) as applicable are hereby incorporated herein by reference, mutatis mutandis, as if fully set forth herein, shall extend to the ABL Agent and the Arrangers as applicable as though they were the Administrative Agent (as defined in each of the Existing Credit Agreements) and the Commitment Letter, Fee Letter and other agreements entered into in connection

6

herewith and therewith are Loan Documents, and shall apply with respect to any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), expenses and disbursements (including the fees, disbursements and other charges of counsel) in any manner relating to or arising out of the Acquisition, this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or the performance by the Arrangers and its respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (collectively, the “Indemnified Persons”) of the services that are the subject of this Commitment Letter.

You also agree to periodically reimburse us for our reasonable and documented or invoiced out-of-pocket costs and expenses in connection with any matter referred to in this Commitment Letter or the Fee Letter, including expenses associated with our due diligence efforts and field examinations and the reasonable and documented fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction and counsel otherwise retained with the Borrower’s consent, whether or not the Acquisition is consummated, the Closing Date or the ABL Closing Date occurs or any Facilities Documentation is executed and delivered or any extensions of credit are made under any of the Facilities.

Your indemnity and reimbursement obligations under this Section 5 will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons and shall be superseded in each case by the applicable provisions to the extent covered in the definitive financing documentation upon execution thereof and thereafter shall have no further force and effect.

Neither you nor we nor any other Indemnified Person will be responsible or liable to us or you or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities; provided that the indemnity and reimbursement obligations under this Section 5 shall not be limited by this sentence.

6. Assignments

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person). This Commitment Letter may not be assigned by any Commitment Party without your written consent (and any purported assignment without such consent shall be null and void) provided that the Commitment Parties may (i) assign commitments in accordance with Section 1 to an Additional Committing Party and (ii) assign commitments in accordance with Section 3 above. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

7. USA PATRIOT Act Notification

Each Commitment Party notifies you, the Company and the Guarantors that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies you, the Company and the Guarantors, including the name and address of each such Person and other information that will allow such Commitment Party and each Lender to identify you, the Company and the Guarantors in accordance with the Patriot Act (and which information shall include, subject to applicable exemptions, information regarding beneficial ownership with respect to the Borrower as required by 31 C.F.R. § 1010.230) and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Lender.

7

8. Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter and any written or oral communications provided by any Commitment Party, any Arranger or any of their affiliates in connection with the Transactions are exclusively for the information of your Board of Directors and senior management and may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties (but only as and to the extent the provision of such notice is reasonably practicable), pursuant to applicable law or compulsory legal process; provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter and such communications to the Borrower’s officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter, the Fee Letter and such communications confidential and such persons agree to hold the same in confidence, (ii) this Commitment Letter or the information contained herein (but not the Fee Letter (except in redacted form satisfactory to the Commitment Parties) or the information contained therein) to the Company and its officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter and the information contained herein confidential and such persons agree to hold the same in confidence, (iii) the Term Sheets to any ratings agencies on a confidential basis in connection with the Transactions, (iv) this Commitment Letter or the information contained herein and the Term Sheets (but not the Fee Letter or the information contained therein) in any syndication or other marketing materials, prospectus or other offering memorandum, in each case relating to the Facilities, (v) the Term Sheets (but not this Commitment Letter or the Fee Letter) to potential debt providers in coordination with us obtaining commitments to the Facilities from such potential debt providers, (vi) this Commitment Letter or the information contained herein and the Term Sheets (but not the Fee Letter or the information contained therein) to the extent customary or required in any public or regulatory filing relating to the Transactions, (vii) this Commitment Letter and the ABL Arranger Fee Letter (but not the Term Arranger Fee Letter or the Agent Fee Letter) to bona fide prospective Additional Committing Lenders and (viii) the aggregate amounts contained in the Fee Letter as part of the projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or to the extent customary or required in any ratings agency presentations, or public or regulatory filing relating to the Transactions; provided, further, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) two years after the date of this Commitment Letter.

We shall use all nonpublic information received by us and our affiliates from or on behalf of you in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies on a confidential basis in connection with our mandate hereunder, (b) to any Lenders or participants or prospective Lenders or participants or contractual counterparty to any swap or derivative transaction relating to the Borrower, the Company or any of their subsidiaries, in each case who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent reasonably practicable and permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over us or our affiliates (in

8

which case we shall, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such Representatives’ compliance with this paragraph), (f) to any of our affiliates and their Representatives (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and we shall be responsible for such affiliates’ compliance with this paragraph) to be utilized solely in connection with rendering services to you in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or any of our respective Representatives in breach of this Commitment Letter, (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you or any of your affiliates or related parties, (i) to the extent that such information is independently developed by us, or (j) for purposes of enforcing the rights of the Commitment Parties under this Commitment Letter; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically be superseded by the confidentiality provisions to the extent covered in the definitive documentation for the Facilities upon the Closing Date or the ABL Closing Date, as applicable, and shall in any event automatically terminate two years following the date of this Commitment Letter. You acknowledge that each Commitment Party and its affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions in securities or indebtedness, or options thereon, of the Borrower, the Company and other companies that may be the subject of the Transactions. Each Commitment Party and its affiliates will have economic interests that are different from or conflict with those of the Borrower regarding the transactions contemplated hereby, and you acknowledge and agree that no Commitment Party has any obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the Company and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder.

9

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that each Commitment Party and its affiliates do not provide tax, accounting or legal advice.

9. Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING (A) THE INTERPRETATION OF A COMPANY MATERIAL ADVERSE EFFECT (AS DEFINED IN EXHIBIT C) AND WHETHER A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED AND (B) THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU OR YOUR SUBSIDIARIES (OTHER THAN THE COMPANY AND ITS SUBSIDIARIES) HAVE THE RIGHT (WITHOUT REGARD TO ANY NOTICE REQUIREMENT) TO TERMINATE YOUR OR THEIR RESPECTIVE OBLIGATIONS (OR TO REFUSE TO CONSUMMATE THE ACQUISITION) UNDER THE ACQUISITION AGREEMENT (IN EACH CASE, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE). Each of the parties hereto hereby irrevocably (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim shall be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court and (iv) agrees that a final, non-appealable judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject only to conditions precedent as expressly provided or referred to in Exhibit C of this Commitment Letter, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein. This Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon.

10

The provisions of Sections 3, 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Facilities Documentation are executed and delivered and whether or not the Facilities are made available or any loans under the Facilities are disbursed. You may terminate in whole (not in part) this Commitment Letter and the commitments with respect to the Facilities hereunder at any time subject to the provisions of the preceding sentence and the Fee Letter; provided in the event of a reduction in the purchase price for the Acquisition or if a lesser amount of indebtedness is required to fund the Transactions for any other reason, you may, in your sole discretion, reduce the commitments with respect to the Term Loan Facility.

10. Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) the consummation of the Acquisition (for the avoidance of doubt, either (x) with the funding of the Facilities to the extent required hereunder or (y) without the funding of the Facilities if not required hereunder), (ii) the termination of the Acquisition Agreement in accordance with its terms or your written notice of the abandonment of the Acquisition and (iii) 11:59 p.m. on April 29, 2019 (the “Termination Date”); provided, that if on the Termination Date all of the conditions to the consummation of the Acquisition set forth in the Acquisition Agreement (other than (1) those conditions that by their terms are to be satisfied at the closing of the Acquisition, which conditions shall be capable of being satisfied at such time, and (2) any or all of the conditions set forth in Section 6.1(b) of the Acquisition Agreement, and Section 6.1(c) of the Acquisition Agreement (but solely to the extent the matter giving rise to the failure of such condition is related to the approval under the HSR Act (as defined in the Acquisition Agreement) or under any other Antitrust Law specified in the Acquisition Agreement), have been satisfied or waived, then the Termination Date will automatically be extended until July 29, 2019, unless the closing of the Facilities has been consummated on or before such date on the terms and subject to the conditions set forth herein.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Barclays the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on October 30, 2018, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

[The remainder of this page is intentionally left blank.]

11

We look forward to working with you on this assignment.

Very truly yours,
BARCLAYS BANK PLC
By:	/s/ Joseph Jordan
Name: Joseph Jordan
Title: Managing Director

[Commitment Letter]

HSBC BANK USA, NATIONAL ASSOCIATION
By:	/s/ Manuel Burgueño
Name:	Manuel Burgueño
Title:	Senior Vice President
HSBC SECURITIES (USA) INC.
By:
Name:
Title:

HSBC SECURITIES (USA) INC.
By:	/s/ Nicolas Delamer
Name:	Nicolas Delamer
Title:	Director

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

MKS INSTRUMENTS, INC.
By:	/s/ Seth H. Bagshaw
	Name:	Seth H. Bagshaw
	Title:	Senior Vice President, Chief
Financial Officer & Treasurer

[Commitment Letter]

EXHIBIT A

MKS Instruments, Inc.

$650.0 million Incremental Term Loan Facility

Summary of Terms and Conditions

Set forth below is a summary of the proposed principal terms and conditions for the Incremental Term Loan Facility (as defined below). Unless otherwise defined in this Exhibit A, capitalized terms used in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached.

1. PARTIES

Borrower:	MKS Instruments, Inc., a Massachusetts corporation (the “Borrower”).

Guarantors:	All obligations of the Borrower under the Incremental Term Loan Facility will be unconditionally guaranteed by (i) the same Persons that are guarantors of the Term Loans (as defined in the Existing Term Loan Credit Agreement) (the “Existing Term Loans”) and (ii) the Company (as defined below) and each other Subsidiary of the Company that is required to guarantee the Term Loans under the Term Loan Credit Agreement (the Persons identified in clauses (i) and (ii) collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties”).

Lead Arrangers and Bookrunners:	Barclays Bank PLC (“Barclays”) and HSBC Securities (USA) Inc. (“HSI”; together with Barclays in such capacities, the “Term Arrangers”).

Administrative Agent:	Barclays will continue to act as the sole administrative agent and sole collateral agent under the Term Loan Credit Agreement (in such capacity, the “Term Loan Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Term Arrangers and reasonably acceptable to the Borrower (collectively, the “Term Loan Lenders”).

Transactions:	The Borrower intends to acquire (the “Acquisition”) 100% of the equity interests of an entity previously identified to the Term Arrangers and code named Eagle (the “Company”), and its subsidiaries (collectively, the “Acquired Business”), pursuant to that certain Agreement and Plan of Merger dated as of October 29, 2018 (including the exhibits and schedules thereto, and as amended, modified or supplemented from time to time in accordance with the terms of Exhibit C, the “Acquisition Agreement”), among the Borrower and the various parties thereto. In connection therewith, the Borrower has requested that the Lenders provide the Incremental Term Loan Facility (i) to pay a portion of the consideration for the Acquisition, (ii) to finance the repayment in full of all outstanding indebtedness of (x) the

Borrower and its subsidiaries under the Existing ABL Credit Agreement (including as amended or otherwise modified after the date hereof) (the “ABL Refinancing”) and the termination of all commitments thereunder, and (y) the Company and its subsidiaries, and guarantees and security in respect thereof, of Indebtedness under the Loan Agreement with Silicon Valley Bank dated January 31, 2017, as amended (provided that certain of the Company’s hedging, bank services and credit card obligations thereunder are permitted to remain outstanding to the extent such obligations are cash collateralized in full) and the Loan Agreement with First Technology Federal Credit Union dated as of January 9, 2017, as amended, and (z) any other indebtedness of the Company and its subsidiaries, but excluding indebtedness permitted to remain outstanding on and after the Closing Date under the Acquisition Agreement (clauses (y) and (z) collectively, the “Refinancing”), (iii) to provide ongoing working capital requirements of the Borrower and its subsidiaries and (iv) to pay fees, costs, and expenses associated with the foregoing and with the Incremental Term Loan Facility and ABL Facility (the uses set forth in clauses (i) through (iv), collectively referred to hereinafter as the “Transaction Costs”) and for other general corporate purposes of the Borrower and its subsidiaries. The transactions described in this paragraph are collectively the “Transactions”.

Closing Date:	“Closing Date” means the date of the initial funding of the Incremental Term Loan Facility.

2. TYPES AND AMOUNTS OF FACILITIES

A. Incremental Term Loan Facility:

Type and Amount:	A senior secured incremental term loan facility under the Existing Term Loan Credit Agreement in the aggregate principal amount of $650.0 million plus, at the Borrower’s election, an amount sufficient to fund any original issue discount or upfront fee required to be funded as a result of the exercise of the “Market Flex” provisions in the Term Arranger Fee Letter (the “Incremental Term Loan Facility” and the loans made thereunder, the “Incremental Term Loans”; together with the aggregate outstanding amount of Existing Term Loans, the “Term Loans” ), in compliance with the terms and conditions of Section 2.13 of the Term Loan Credit Agreement applicable to a Limited Condition Transaction. The Incremental Term Loan Facility shall be funded in U.S. Dollars.

Maturity and Amortization:	The Incremental Term Loans will mature on the seventh anniversary of the Closing Date (the “Incremental Term Loan Maturity Date”).

Exhibit A - 2

The Incremental Term Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Incremental Term Loan Facility payable on the last day of each calendar quarter commencing with the first full calendar quarter after the Closing Date. The balance of the Incremental Term Loans will be payable on the Incremental Term Loan Maturity Date.

Availability:	The full amount of the Incremental Term Loans will be made in a single drawing on the Closing Date. Repayments and prepayments of the Incremental Term Loans may not be reborrowed.

Use of Proceeds:	The proceeds of the Incremental Term Loans shall be used to finance the Transaction Costs, and, to the extent any proceeds remain after such application, for general corporate purposes permitted by the Facilities Documentation.

B. Incremental Facilities:

As set forth in the Credit Agreement for a Limited Condition Transaction except as set forth in Annex I hereto; provided that, after the Closing Date, the “effective yield” adjustment provided for in Section 2.13(c)(iii) of the Credit Agreement shall be extended to 12 months after the Closing Date with respect to the Incremental Term Loans.

C. Refinancing Term Facilities:	As set forth in the Existing Term Loan Credit Agreement.

3. CERTAIN PAYMENT PROVISIONS

Interest Rate Options:	The Borrower may elect that the Incremental Term Loan Facility comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rate) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quote therein (as determined by the Term Loan Agent) or similar release by the Federal Reserve Board (as determined by the Term Loan Agent) (the “Prime

Exhibit A - 3

Rate”), (ii) the federal funds effective rate from time to time (which rate, if negative, shall be deemed to be 0.00%) plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.00%.

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means (i) 0.75%, in the case of ABR Loans and (ii) 1.75%, in the case of Eurodollar Loans.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate (as defined below).

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months or any longer period agreed to by all relevant lenders (as selected by the Borrower) appearing on the page of the Reuters Screen which displays an average ICE Benchmark Administration Interest Settlement Rate or any successor substitute page (such page currently being LIBOR01 page) (which rate, if negative, shall be deemed to be 0.00%). Customary LIBOR replacement provisions will be agreed to in the Facilities Documentation.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	As set forth in the Existing Term Loan Credit Agreement.

Rate and Fee Basis:	As set forth in the Existing Term Loan Credit Agreement.

Optional Prepayments and
Commitment Reductions:	As set forth in the Existing Term Loan Credit Agreement.

Soft-Call Premium:	As set forth in the Existing Term Loan Credit Agreement; provided that Section 2.08(f) shall apply to any Incremental Term Loans subject to a Repricing Transaction (other than in connection with any Transformative Acquisition (as defined below) and the additional exceptions in the Existing Term Loan Credit Agreement) on or prior to the date that is six months after the Closing Date (the “Soft Call Premium”).

“Transformative Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary that (i) is not permitted by the terms of the Term Facilities Documentation immediately prior

Exhibit A - 4

to the consummation of such acquisition or (ii) if permitted by the terms of the Term Facilities Documentation immediately prior to the consummation of such transaction, such Term Facilities Documentation would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Term Facilities Documentation for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith, in consultation with the Term Loan Agent.

Mandatory Prepayments:	As set forth in the Existing Term Loan Credit Agreement. The Incremental Term Loans shall participate in mandatory prepayments with all other Term Loans under the Existing Term Loan Credit Agreement on a pro rata basis.

4. COLLATERAL

Collateral:	Subject to the Certain Funds Provision, the exclusions and limitations set forth in the Facilities Documentation and the changes reflected in Annex I, the obligations of the Borrower and each Guarantor in respect of the Incremental Term Loan Facility and any swap agreements and cash management arrangements provided by any Term Loan Lender or Term Arrangers (or any affiliate of a Term Loan Lender or Term Arranger) shall be secured by (a) a perfected first-priority security interest in all of the CF Debt Priority Collateral (as defined in the Existing Intercreditor Agreement (as defined below)) and (b) a perfected second-priority security interest (subject to permitted liens) in all of the ABL Priority Collateral (as defined in the Existing Intercreditor Agreement).

Intercreditor Agreement:	As set forth in the Existing Term Loan Credit Agreement, all Liens securing the Facilities will be subject to the Existing Intercreditor Agreement or an intercreditor agreement (collectively, the “Intercreditor Agreement”) substantially the same as the Intercreditor Agreement (as defined in the Existing Term Loan Agreement) (the “Existing Intercreditor Agreement”), which may, at the option of the Arrangers, take the form of a replacement of the obligations under the Existing ABL Credit Agreement and related Loan Documents (as defined in the Existing ABL Credit Agreement) with obligations under the definitive loan documentation for the ABL Facility in accordance with the Existing Intercreditor Agreement, or amendment and restatement, of the Existing Intercreditor Agreement.

5. CONDITIONS

Conditions to Initial Borrowing:	The extension of credit under the Incremental Term Loan Facility on the Closing Date will be subject solely to the conditions precedent applicable to the Incremental Term Loan Facility set forth in Exhibit C to the Commitment Letter.

Exhibit A - 5

6. DOCUMENTATION

Term Documentation:	The definitive documentation with respect to the Incremental Term Loan Facility (the “Term Facilities Documentation”) will consist of an amendment to the Existing Term Loan Credit Agreement (and related Loan Documents (as defined in the Existing Term Loan Credit Agreement)); provided that the Term Facilities Documentation shall include customary LIBOR successor provisions to be agreed, customary restrictions on the allocation of assets and liabilities in connection with any division or plan of division of any Subsidiary that is a limited liability company, FINCEN provisions requiring a beneficial ownership certification with respect to the Borrower, lender ERISA representations, other updates to address changes in law, modifications to reflect the operational and agency requirements of the Term Loan Agent and the modifications as set forth in Annex I hereto.

Financial Covenant:	None.

Unrestricted Subsidiaries:	As set forth in the Existing Term Loan Credit Agreement.

Representations and Warranties:	As set forth in the Existing Term Loan Credit Agreement, it being understood and agreed that only the Specified Representations and the Specified Acquisition Agreement Representations shall be required to be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to such materiality qualification) as a condition to the occurrence of the Closing Date.

Affirmative Covenants:	As set forth in the Existing Term Loan Credit Agreement, except as set forth in Annex I hereto.

Negative Covenants:	As set forth in the Existing Term Loan Credit Agreement except as set forth in Annex I hereto.

Events of Default:	As set forth in the Existing Term Loan Credit Agreement, except as set forth in Annex I hereto.

Voting, Assignments and
Participations, Yield Protection:	As set forth in the Existing Term Loan Credit Agreement. For the avoidance of doubt, (i) there shall be no “class” voting requirement for amendments, modifications or supplements to the Term Facilities Documentation, and (ii) Lenders may not assign any Incremental Term Loans or commitments with respect thereto until after the Closing Date.

Exhibit A - 6

Expenses and Indemnification:	As set forth in the Existing Term Loan Credit Agreement.

EU Bail-In Provisions:	As set forth in the Existing Term Loan Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the Term Loan Agent and the Term Arrangers:	Paul Hastings LLP.

Exhibit A - 7

ANNEX I

Permitted Acquisitions:	Revise the definition of “Permitted Acquisition” (i) to include the Acquisition, and (ii) to increase the threshold amount for the requirement to provide certifications for Permitted Acquisition set forth in (c)(ii) of such definition from $30,000,000 to $60,000,000.

Fiscal Year	Revise Section 7.03(c) to allow Company and its subsidiaries to change its fiscal year to the fiscal year of the Borrower.

Permitted Restructuring Transactions:	Revise the definition of “Permitted Restructuring Transactions” to (i) include the Acquisition (including restructuring transactions related thereto), the transfer of intellectual property rights to a Singapore subsidiary of the Company in exchange for one or more notes, cash and/or other consideration, and any other prospective restructuring plans of the Borrower and its subsidiaries, (ii) eliminate the 27 month period contained in clause (1) therein and (iii) eliminate the requirement to deliver a Responsible Officer’s certificate in connection with any Permitted Restructuring Transaction.

Available Amount:	Increase starter amount in clause (a)(i) of the definition of “Available Amount” from $50,000,000 to $75,000,000.

Material Indebtedness:	Revise definition of “Material Indebtedness” to increase the threshold amount from $30,000,000 to $50,000,000.

Mortgaged Property; Excluded Property:

Revise (i) the definition of “Mortgaged Property” to exclude fee owned real property acquired after the Closing Date (as such term is defined in the Existing Term Loan Credit Agreement) and fee owned real property owned by a Subsidiary if such Subsidiary is acquired after the Closing Date (as such term is defined in the Existing Term Loan Credit Agreement) to the extent owned by such Subsidiary prior to such Subsidiary being acquired, and (ii) Section 6.09(d) to exclude Mortgaged Property acquired after the Closing Date. Revise definition of Excluded Property to include any fee owned real property acquired after the Closing Date (as such term is defined in the Existing Term Loan Credit Agreement) and any fee owned real property owned by a Subsidiary if such Subsidiary is acquired after the Closing Date (as such term is defined in the Existing Term Loan Credit Agreement) to the extent owned by such Subsidiary prior to such Subsidiary being acquired.

Incremental Facilities:	Incremental starter amount in Section 2.13(a)(x) to be increased from $160,000,000 to $250,000,000 from and after the Closing Date.

Incremental incurrence test in Section 2.13(a)(z) to be increased from a Secured Leverage Ratio of 2.50:1.00 to 2.75:1.00.

Indebtedness:	Capital Lease Obligation basket in Section 7.01(e) to be increased from $50,000,000 to $75,000,000.

Foreign Subsidiary indebtedness basket in Section 7.01(j) to be increased from $60,000,000 to $75,000,000.

General indebtedness basket amount in Section 7.01(r) to be increased from the greater of (i) (x) $50,000,000 and (y) 2% of Consolidated Total Assets to (ii) (x) $125,000,000 and (y) 5% of Consolidated Total Assets.

ABL Facility indebtedness in Section 7.01(t)(i) to be increased from $100,000,000 to $150,000,000, and the definition of “ABL Credit Agreement” to be revised to include ABL Facility and refinancings in connection thereof.

Letter of credit basket amount in Section 7.01(u) to be increased from $50,000,000 to $75,000,000.

Liens:	General liens basket amount in Section 7.02(u) to be increased from greater of (i) (x) $50,000,000 and (y) 2% of Consolidated Total Assets to (ii) (x) $125,000,000 and (y) 5% of Consolidated Total Assets.

Dispositions:	Intercompany dispositions to non-Loan Party basket amount in Section 7.03(a)(vi) to be increased from $10,000,000 per year to $25,000,000.

Dispositions basket in Section 7.03(a)(xi) to be reset to $200,000,000 in the aggregate as of the Closing Date for all asset sales consummated within 24 months of the Closing Date, subject to conditions as set forth in the Existing Term Loan Credit Agreement.

Annual dispositions allowance in Section 7.03(a)(xvi) to be increased from $10,000,000 per year to $20,000,000.

Threshold for Board determination in Sections 7.03(a)(xi) and (xvi) to be increased from $5,000,000 to $10,000,000.

Permitted Business:	Covenant pertaining to conduct of business in 7.03(b) to be modified such that the “Acquisition” described therein will include the Acquisition, and such that the “date of execution of this Agreement” will be replaced by the Closing Date.

Investments:	Investments in non-Loan Party Subsidiaries basket in Section 7.04(d) to be increased from the greater of (i)(x) $100,000,000 and (y) 3% of Consolidated Total Assets to (ii)(x) $125,000,000 measured from and after the Closing Date and (y) 5% of Consolidated Total Assets.

Exhibit A - 2

Joint venture and minority interest investment basket in Section 7.04(m) to be increased from $50,000,000 to $100,000,000 measured from and after the Closing Date.

General investments basket in Section 7.04(p) to be increased from the greater of (i)(x) $50,000,000 and (y) 2% of Consolidated Total Assets to (ii) $125,000,000 measured from and after the Closing Date and (y) 5% of Consolidated Total Assets.

Restricted Payments:	General restricted payment dollar basket amount in Section 7.06(k) to be increased from $50,000,000 to $75,000,000 measured from and after the Closing Date.

Increase the Total Leverage Ratio required for unlimited Restricted Payments under Section 7.06(l) to be from a Total Leverage Ratio of 2.5:1.00 to a Total Leverage Ratio of 2.75:1.00.

Increase the amount of permitted Restricted Payments under Section 7.06(i) from up to 4% of the Market Capitalization per year to 6% of the Market Capitalization per year.

Provide for a $20,000,000 basket in Section 7.06(g) for redemptions, repurchases, etc. in connection with the Acquisition.

Events of Default:	Cross judgment threshold amount set forth in Section 8.01(j) to be increased from $30,000,000 to $40,000,000.

Transaction Costs:	The definition of Transaction Costs will be amended to include the Transaction Costs as defined in the Term Loan Term Sheet.

Transaction Documents:	The definition of Transaction Documents will be amended to include the documents executed in connection with the Transactions.

Exhibit A - 3

EXHIBIT B

MKS Instruments, Inc.

$100.0 million ABL Facility

Summary of Terms and Conditions

Set forth below is a summary of the proposed principal terms and conditions for the ABL Facility (as defined below). Unless otherwise defined herein, capitalized terms used in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached.

1. PARTIES

ABL Borrowers:	MKS Instruments, Inc., a Massachusetts corporation (“MKS”) and certain wholly-owned domestic restricted subsidiaries party to the Existing ABL Credit Agreement as co-borrowers or joined as co-borrowers in accordance with the provisions of the ABL Facility Documentation (defined below) (the “ABL Borrowers”).

Guarantors:	All obligations of the ABL Borrowers under the ABL Facility will be unconditionally guaranteed by (i) the same Persons that are guarantors of the Loans (as defined in the Existing ABL Credit Agreement) and (ii) the Company and its subsidiaries that are required to guarantee the Loans under the ABL Credit Agreement (the Persons identified in clauses (i) and (ii) collectively, the “Guarantors” and, together with the ABL Borrowers, the “Loan Parties”). Each Restricted Subsidiary under the Incremental Term Loan Facility shall be a Restricted Subsidiary under the ABL Facility and each guarantor under the Incremental Term Loan Facility shall be a Guarantor under the ABL Facility.

Lead Arrangers and Bookrunners:	Barclays Bank PLC (“Barclays”) and HSBC Securities (USA) Inc. (“HSI”; together with Barclays and any Additional Committing Lender appointed pursuant to the Designation Right, in such capacities, the “ABL Arrangers”; and together with the Term Arrangers, the “Arrangers”).

Administrative Agent:	Barclays will act as the sole administrative agent and sole collateral agent under the ABL Facility (in such capacity, the “ABL Agent”; and together with the Term Loan Agent, the “Administrative Agents”).

ABL Lenders:	A syndicate of banks, financial institutions and other entities arranged by the ABL Arrangers and reasonably acceptable to the ABL Borrowers (collectively, the “ABL Lenders”; and together with the Term Loan Lenders, the “Lenders”).

Transactions:	The Transactions as defined in Exhibit A.

ABL Closing Date:	“ABL Closing Date” means the date of the effectiveness of the ABL Facility.

2. TYPES AND AMOUNTS OF FACILITIES

A. ABL Facility

Type and Amount:	A senior secured asset-based revolving facility consisting of commitments and loans in an aggregate principal amount of $100.0 million (the “ABL Facility”; the loans made under the ABL Facility, the “ABL Loans”; the ABL Loans together with the Term Loans, the “Loans”). The ABL Facility shall be funded in U.S. Dollars, Euros, sterling and other currencies to be agreed.

Availability and Maturity:	The ABL Facility shall be available subject to the Line Cap on a revolving basis during the period commencing on the ABL Closing Date and ending on the fifth anniversary of the ABL Closing Date (the “ABL Termination Date”); provided that, if any Existing Term Loans remain outstanding on the date that is 180 days prior to the scheduled Maturity Date (as defined in the Existing Term Loan Credit Agreement) of such Existing Term Loans, then the ABL Termination Date shall be the date that is 91 days prior to the Maturity Date (as defined in the Existing Term Loan Credit Agreement) of such Existing Term Loans; provided further that the amount of the ABL Loans to be drawn on the ABL Closing Date shall not exceed $10,000,000. The revolving commitments and the ABL Loans under the ABL Facility will mature on the ABL Termination Date.

Overall borrowing availability under the ABL Facility will be equal to the lesser of (a) the aggregate amount of commitments then in effect and (b) the Borrowing Base then in effect (such lesser amount at any time, the “Line Cap”).

“Borrowing Base” shall be defined as set forth in the Existing ABL Credit Agreement.

The Loan Parties shall use commercially reasonable efforts to assist the ABL Agent and its third-party consultants and representatives to perform customary field examinations and, if the ABL Borrowers elect to include Eligible Inventory (as defined in the Existing ABL Credit Agreement) in the Borrowing Base on the ABL Closing Date, inventory appraisals, of the Loan Parties prior to the ABL Closing Date. In the event the ABL Agent has not completed such field examinations and inventory appraisals (if applicable) prior to the ABL Closing Date, the Loan Parties shall provide the ABL Agent and its advisors and consultants with sufficient information and access to the Loan Parties and their respective assets to facilitate the completion of such field examinations and inventory appraisals (if applicable) no later than the 90th day after the ABL Closing Date (subject to extensions by the ABL Agent in its reasonable discretion). During the period beginning on the ABL Closing Date until the ABL Agent’s receipt

Exhibit B - 2

of, and reasonable satisfaction with, such field examinations and inventory appraisals (if applicable), availability under the ABL Facility shall be equal to the greater of (x) $50,000,000 and (y) the lesser of (1) the aggregate amount of commitments then in effect and (2) the Borrowing Base; provided that no assets of the Company or its Subsidiaries shall be included in the Borrowing Base until the ABL Agent’s receipt of, and reasonable satisfaction with, such field examinations and inventory appraisals (if applicable); provided further that (i) if the ABL Agent’s receipt of, and reasonable satisfaction with, such field examinations and inventory appraisals (if applicable) have not occurred by the 90th day after the ABL Closing Date, the Borrowing Base shall be reduced to zero on such 90th day and remain zero until such time that the ABL Agent’s receipt of, and reasonable satisfaction with, such field examinations and inventory appraisals (if applicable) have occurred and (ii) the Loan Parties shall continue to comply with the requirement to deliver Borrowing Base certificates during such interim period and upon completion of the field examinations and inventory appraisals (if applicable).

The initial reserves and initial eligibility criteria will be as set forth in the Existing ABL Credit Agreement. The ABL Agent will have the right to modify eligibility standards and establish and modify reserves against Borrowing Base availability, in each case acting within the ABL Agent’s Permitted Discretion.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment, provided that any reserve established or modified and any standard of eligibility shall have a reasonable relationship to circumstances, events or conditions which are the basis for such standard of eligibility.

The Borrowing Base will be computed monthly by the ABL Borrowers and a certificate (the “Borrowing Base Certificate”) presenting the ABL Borrowers’ computation of the Borrowing Base (and if any Eligible Inventory has been included in the Borrowing Base, inventory reports reasonably requested by ABL Agent) will be delivered to the ABL Agent promptly, but in no event later than the twentieth calendar day following the end of each calendar month; provided that during a Cash Dominion Period, the ABL Borrowers will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis (and the definition of “Weekly Reporting Period” shall mean a Cash Dominion Period). Updated Borrowing Base Certificates will also be required to be delivered at other times consistent with the requirements for such deliveries under the Existing ABL Credit Agreement.

Exhibit B - 3

“Excess Availability” shall de defined as set forth in the Existing ABL Credit Agreement;

Letters of Credit:	As set forth in the Existing ABL Credit Agreement; provided that (i) the L/C Sublimit (as defined in the Existing ABL Credit Agreement) shall be increased from $15,000,000 to $25,000,000 and (ii) the L/C Commitments under the ABL Facility shall be shared ratably amongst all ABL Lenders.

Use of Proceeds:	The proceeds of the ABL Loans shall be used by the ABL Borrowers to provide for ongoing working capital requirements and for general corporate purposes, including permitted acquisitions, investments and restricted payments permitted under the ABL Documentation.

B. Incremental Facilities:

The ABL Documentation shall permit the ABL Borrowers to increase commitments under the ABL Facility on the same terms (other than upfront fees) as the ABL Facility (any such increase, an “Incremental Facility”) in an aggregate principal amount of $50,000,000, subject to the terms and conditions of the Existing ABL Credit Agreement.

3. CERTAIN PAYMENT PROVISIONS

Interest Rate Options:	The ABL Borrowers may elect that the ABL Facility comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate, plus the Applicable Margin; provided that Loans denominated in currencies other than U.S. Dollars, Euros and sterling shall be subject to interest rate definitions and mechanics acceptable to the ABL Agent. (and, with respect to Loans denominated in Euros and/or sterling, interest rate definitions consistent with those set forth in the Existing ABL Credit Agreement).

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rate) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quote therein (as determined by the ABL Agent) or similar release by the Federal Reserve Board (as determined by the ABL Agent) (the “Prime Rate”), (ii) the federal funds effective rate from time to time (which rate, if negative, shall be deemed to be 0.00%) plus 0.50% and (iii) the Eurodollar Rate applicable for an interest period of one month plus 1.00%.

Exhibit B - 4

“ABR Loans” means Loans bearing interest based upon the ABR.

“Applicable Margin” means, initially, (i) 0.50%, in the case of ABR Loans and (ii) 1.50%, in the case of Eurodollar Loans. Beginning on the date of the first interest period occurring after the date on which the ABL Borrowers deliver to the ABL Lenders financial statements for the first full fiscal quarter after the ABL Closing Date, the applicable margin for the ABL Facility will be determined based on average daily Excess Availability for the previous fiscal quarter, as set forth below:

Average Excess Availability (percentage of Commitments)	Applicable Margin for Adjusted LIBOR rate loans	Applicable Margin for Adjusted ABR rate loans
> 50%	1.25%	0.25%
≤ 50%	1.50%	0.50%

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate (as defined below).

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months or any longer period agreed to by all relevant lenders (as selected by the ABL Borrowers) appearing on the page of the Reuters Screen which displays an average ICE Benchmark Administration Interest Settlement Rate or any successor substitute page (such page currently being LIBOR01 page) (which rate, if negative, shall be deemed to be 0.00%). Customary LIBOR replacement provisions will be agreed to in the Facilities Documentation.

Interest Payment Dates:	In the case of ABR Loans, quarterly in arrears.

In the case of Eurodollar Loans, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The ABL Borrowers shall pay a commitment fee calculated at a rate per annum equal to 0.25% on the average daily unused portion of the ABL Facility (with any outstanding swing line loans

Exhibit B - 5

deemed not to use the ABL Facility, solely for the purpose of the determination of such fees). Letters of Credit issued under the ABL Facility and protective advances shall each be deemed to be a utilization of the ABL Facility.

Letter of Credit Fees:	The ABL Borrowers shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, under the ABL Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the ABL Lenders, and shall be payable quarterly in arrears on the last business day of each calendar quarter. A fronting fee in an amount equal to 0.125% on the face amount of each Letter of Credit shall be payable quarterly in arrears on the last business day of each calendar quarter to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when any Loan Party is in default in the payment of any amount under the ABL Facility, after giving effect to any applicable grace period, such overdue amounts shall bear interest at 2.00% per annum above the rate otherwise applicable thereto, and with respect to any overdue amount (including overdue interest) for which there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to ABL Loans maintained as ABR Loans from time to time.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans) for actual days elapsed.

Optional Prepayments and
Commitment Reductions:	As set forth in the Existing ABL Credit Agreement.

Mandatory Prepayments:	As set forth in the Existing ABL Credit Agreement.

4. COLLATERAL

Collateral:	Subject to the Certain Funds Provision, the exclusions and limitations set forth in the Facilities Documentation and the changes referenced in “ABL Documentation” below, the obligations of each ABL Borrower and each Guarantor in respect of the ABL Facility and any swap agreements and cash management arrangements provided by any ABL Lender or ABL Arranger (or any affiliate of a ABL Lender or ABL Arranger) shall be secured by (a) a perfected first-priority security interest in all of the ABL Priority Collateral (as defined in the Existing Intercreditor Agreement) and (b) a perfected second-priority security interest (subject to permitted liens) in all of the CF Debt Priority Collateral (as defined in the Existing Intercreditor Agreement).

Exhibit B - 6

Intercreditor Agreement:	As set forth in the Existing ABL Credit Agreement, all Liens securing the Facilities will be subject to an intercreditor agreement substantially the same as the Existing Intercreditor Agreement which may, at the option of the Arrangers, take the form of a replacement of the obligations under the Existing ABL Credit Agreement and related Loan Documents (as defined in the Existing ABL Credit Agreement) with obligations under the definitive loan documentation for the ABL Facility in accordance with the Existing Intercreditor Agreement, or amendment and restatement, of the Existing Intercreditor Agreement.

Cash Management:	The Loan Parties shall, prior to the ABL Closing Date (and in any event within 90 days after the ABL Closing Date (which period may be extended by the ABL Agent in its reasonable discretion)), implement cash management arrangements reasonably acceptable to the ABL Agent (it being understood that the cash management arrangements in effect as of the date hereof are acceptable), including control agreements providing for springing dominion over deposit accounts, commodities accounts and securities accounts of Loan Parties in favor of the ABL Agent, subject to exceptions consistent with those set forth in the Existing ABL Credit Agreement. Collections and proceeds from the ABL Priority Collateral shall be deposited directly into an account with the ABL Agent or another financial institution reasonably acceptable to the ABL Agent (it being acknowledged and agreed that each financial institution with which any such accounts of MKS Instruments, Inc. are held immediately prior to the ABL Closing Date is reasonably acceptable) and subject to such account control arrangements (each, a “Controlled Account”).

“Cash Dominion Period” shall mean (a) upon the occurrence of an Event of Default, the period that such Event of Default shall be continuing or (b) the period from the date that Excess Availability is less than the greater of (i) 10% of the Line Cap and (ii) $8,500,000 for three (3) consecutive Business Days until the date that Excess Availability has been at least the greater of (i) 10% of the Line Cap and (ii) $8,500,000 for thirty (30) consecutive calendar days. Upon and during the continuance of the Cash Dominion Period, collections and proceeds from the ABL Priority Collateral received by the Loan Parties in a Controlled Account shall be remitted daily to a collection account maintained by the ABL Agent for application to outstanding loans under the ABL Facility.

Exhibit B - 7

5. CONDITIONS

Conditions to Initial Borrowing:	The extension of credit under the ABL Facility on the ABL Closing Date will be subject solely to the conditions precedent applicable to the ABL Facility set forth in Exhibit C to the Commitment Letter.

Conditions after ABL Closing Date:	The making of each extension of credit under the ABL Facility after the ABL Closing Date shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (and in all respects if qualified by materiality), (c) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit and (d) the existence of Excess Availability at least in the amount of the requested credit extension.

6. DOCUMENTATION

ABL Documentation:	The definitive documentation with respect to the ABL Facility (the “ABL Facilities Documentation” and, together with the Term Facilities Documentation, the “Facilities Documentation”) will be consistent with the Existing ABL Credit Agreement (and related Loan Documents (as defined in the Existing ABL Credit Agreement)); provided that (i) the ABL Facilities Documentation shall include customary LIBOR successor provisions to be agreed, customary restrictions on the allocation of assets and liabilities in connection with any division or plan of division of any Subsidiary that is a limited liability company, FINCEN provisions with respect to the ABL Borrowers’ beneficial ownership , lender ERISA representations, other updates to address changes in law and modifications to reflect the operational and agency requirements of the ABL Agent, (ii) solely to the extent that a basket in the ABL Facilities Documentation is also included in the Term Facilities Documentation and is being modified pursuant to Annex I to the Term Loan Term Sheet, corresponding modifications will be made to the ABL Facilities Documentation, and (iii) additional amendments will be made in accordance with Annex II.

Financial Covenant:	As set forth in the Existing ABL Credit Agreement; provided that the definition of “Compliance Period” shall mean any period (a) during which an Event of Default has occurred and is continuing or (b) beginning on the date that Excess Availability is less than the greater of (i) 10% of the Line Cap and (ii) $8,500,000, until the date that Excess Availability has been at least the greater of (i) 10% of the Line Cap and (ii) $8,500,000 for thirty (30) consecutive calendar days.

Unrestricted Subsidiaries:	As set forth in the Existing ABL Credit Agreement.

Exhibit B - 8

Representations and Warranties:	As set forth in the Existing ABL Credit Agreement, it being understood and agreed that solely to the extent that the ABL Closing Date occurs substantially simultaneously with the Closing Date (as defined in Exhibit A to the Commitment Letter), only the Specified Representations and the Specified Acquisition Agreement Representations shall be required to be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to such materiality qualification) as a condition to the occurrence of the ABL Closing Date.

Affirmative Covenants:	As set forth in the Existing ABL Credit Agreement; provided that the Excess Availability threshold applicable to the requirement to deliver an additional field examination and appraisal at the expense of the ABL Borrowers shall be modified to the greater of $17,500,000 and 20% of the Line Cap for 3 consecutive business days (and unlimited if an Event of Default has occurred and is continuing).

Negative Covenants:	As set forth in the Existing ABL Credit Agreement, except as modified herein; provided that the definition of “Payment Conditions” shall mean with respect to any transaction to which such conditions apply, (a) there is no Default or Event of Default existing immediately before or after such transaction, (b) either (i) Excess Availability on the date of the proposed transaction and for each day during the 30-consecutive day period immediately preceding such transaction (in each case, calculated on a pro forma basis to include the borrowing of any Loans or issuance of any Letters of Credit in connection with the proposed transaction) is equal to or greater than the greater of (x) 15% (or in the case of Post-Closing Acquisitions, 12.5%) of the Line Cap and (y) $15,000,000 (or in the case of case of Post-Closing Acquisitions, $12,000,000) and the Loan Parties are in pro forma compliance with Section 7.10 of the ABL Credit Agreement whether or not a Compliance Period is in effect or (ii) Excess Availability on the date of the proposed transaction and for each day during the 30-consecutive day period immediately preceding such transaction (in each case, calculated on a pro forma basis to include the borrowing of any Loans or issuance of any Letters of Credit in connection with the proposed transaction) is equal to or greater than the greater of (x) 20% (or in the case of case of Post-Closing Acquisitions, 17.5%) of the Line Cap and (y) $20,000,000 (or in the case of case of Post-Closing Acquisitions, $16,000,000), and (c) the ABL Borrowers shall have delivered a customary certificate to the ABL Agent certifying as to compliance with the requirements of clauses (a) and (b) (if applicable).

Exhibit B - 9

Events of Default:	As set forth in the Existing ABL Credit Agreement, except as provided in Annex I to the Term Loan Term Sheet.

Voting, Assignments and
Participations, Yield Protection:	As set forth in the Existing ABL Credit Agreement; provided that ABL Lenders may not assign any commitments with respect to the ABL Facility until after the ABL Closing Date .

Defaulting Lenders:	As set forth in the Existing ABL Credit Agreement.

Expenses and Indemnification:	As set forth in the Existing ABL Credit Agreement.

EU Bail-In Provisions:	As set forth in the Existing ABL Credit Agreement.

Governing Law and Forum:	New York.

Counsel to the ABL Agent and the ABL Arrangers:	Paul Hastings LLP.

Exhibit B - 10

ANNEX II

Indebtedness	Revise Section 7.01(t) to increase (i) the dollar basket from $940,000,000 to $1,245,000,000 and (ii) the Secured Leverage Ratio from 2.50:1.00 to 2.75:1.00.

Investments	The dollar amount allowed for intercompany investments under clause (y) of Section 7.04(d) shall be increased from $25,000,000 to $125,000,000 from and after the ABL Closing Date.

The flat dollar basket in an amount of $25,000,000 for additional investments under Section 7.04(p) shall be modified to (i) increase the dollar basket amount to $125,000,000 from and after the ABL Closing Date and (ii) add a “grower” basket of 5% of Consolidated Total Assets for the most recently completed Test Period at the time such investment is made.

Exhibit C - 1

EXHIBIT C

MKS Instruments, Inc.

$650.0 million Incremental Term Loan Facility

$100.0 million ABL Facility

Summary of Terms and Conditions

Unless otherwise defined in this Exhibit C, capitalized terms used in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and the other Exhibits to the Commitment Letter. The commitments of the Initial Lenders’ and the Arrangers’ and other agents’ agreements to perform the services described herein (including the initial borrowing under the Facilities) are subject solely to the satisfaction (or waiver by the Term Arrangers with respect to any condition applicable to the Incremental Term Loan Facility and the ABL Arrangers with respect to any condition applicable to the ABL Facility) of the following conditions precedent, as applicable:

1. (a) Subject to the Certain Funds Provision, with regard to the Incremental Term Loan Facility, definitive loan documentation for the Incremental Term Loan Facility consistent with the Existing Term Loan Credit Agreement, the Term Sheet and the Commitment Letter (including, without limitation, the Guarantees and Collateral to the extent required by the Existing Term Loan Credit Agreement, the Term Sheet and the Commitment Letter) shall have been executed and delivered by the parties thereto to the Term Loan Agent and (b) subject to the Certain Funds Provision (solely to the extent that the ABL Closing Date (as defined in Exhibit B and used in Exhibit C, the “ABL Closing Date”) occurs substantially simultaneously with the Closing Date (as defined in Exhibit A and used in Exhibit C, the “Closing Date”)), with regard to the ABL Facility, definitive loan documentation for the ABL Facility consistent with the Existing ABL Credit Agreement, the Term Sheet and the Commitment Letter (including, without limitation, the Guarantees and Collateral to the extent required by the Existing ABL Credit Agreement, the Term Sheet and the Commitment Letter) shall have been executed and delivered by the parties thereto to the ABL Agent.

2. The Acquisition shall have been, or substantially concurrently with the initial borrowing under the Facilities shall be, consummated in all material respects in accordance with the Acquisition Agreement. No material provision of the Acquisition Agreement shall have been waived, amended or otherwise modified in a manner material and adverse to the Lenders (in their capacity as such) or the Arrangers without the consent of the Arrangers; provided that (a) any reduction in the purchase price for the Acquisition set forth in the Acquisition Agreement shall not be deemed to be material and adverse to the interests of the Lenders or the Arrangers so long as any such reduction is applied to reduce the amount of commitments in respect of the Incremental Term Loan Facility on a dollar-for-dollar basis and (b) any increase in the purchase price set forth in the Acquisition Agreement shall be deemed to be not material and adverse to the interests of the Lenders or the Arrangers so long as such purchase price increase is not funded with additional indebtedness (it being understood and agreed that no purchase price, working capital or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in the purchase price).

3. With respect to the Facilities, the Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of (i) the Borrower for the three fiscal years ended at least 60 days prior to the Closing Date (and, to the extent the ABL Closing Date does not occur substantially simultaneously with the Closing Date, the ABL Closing Date) and (ii) the Company for the three fiscal years ended at least 75 days prior to the Closing Date (and, to the extent the ABL Closing Date does not occur substantially simultaneously with the Closing Date, the ABL Closing Date) and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of the Borrower and of the Company for each subsequent fiscal quarter following the last fiscal year for which financial statements have been delivered pursuant to clause (a) above ended at least 40 days before the Closing Date (and, to the extent the ABL Closing Date does not occur substantially

Exhibit C - 2

simultaneously with the Closing Date, the ABL Closing Date). Each Arranger acknowledges that it has received all such audited and unaudited information for (i) the Borrower with respect to all applicable annual and quarterly periods ended on or prior to 60 days or 40 days, as the case may be, before the date of the Commitment Letter and (ii) the Company with respect to all applicable annual and quarterly periods ended on or prior to 75 days or 40 days, as the case may be, before the date of the Commitment Letter.

4. With respect to the Facilities, the Arrangers shall have received a pro forma consolidated balance sheet and the related consolidated statement of income of the Borrower as of and for the twelve-month period ending on the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph, in each case prepared after giving effect to the Transactions as if the Transactions had occurred on such date (in the case of such pro forma balance sheet) or on the first day of such period (in the case of such pro forma statement of income) which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

5. With respect to (a) the Incremental Term Loan Facility, the Refinancing shall have been made or consummated prior to, or shall be made or consummated substantially simultaneously with, the initial borrowing under the Incremental Term Loan Facility and (b) the ABL Facility, the Refinancing and the ABL Refinancing shall have been made or consummated prior to, or shall be made or consummated substantially simultaneously with, effectiveness of the ABL Facility. After giving effect to the Refinancing and the other transactions contemplated hereby, the Borrower and its subsidiaries shall have no outstanding indebtedness (other than (x)(i) with respect to effectiveness of the Incremental Term Loan Facility prior to the ABL Closing Date, the Existing Term Loans, the loans and other extensions of credit under the Incremental Term Loan Facility and the Existing ABL Credit Agreement and (ii) with respect to the effectiveness of the ABL Facility upon the ABL Closing Date, the loans and other extensions of credit under the Facilities, (y) as to the Company and its subsidiaries, indebtedness permitted to remain outstanding on and after the Closing Date under the Acquisition Agreement and (z) as to the Borrower and its other subsidiaries, Indebtedness permitted under the terms of the Existing Credit Agreements).

6. Subject to the Certain Funds Provision, with respect to the Facilities, the Administrative Agents shall have received (a) all documents and instruments required to create and perfect the Administrative Agents’ respective security interests in the Collateral, executed and delivered by the applicable Loan Parties, (b) a solvency certificate from a Financial Officer of the Borrower, substantially in the form of Exhibit K to the Existing Term Loan Credit Agreement or the Existing ABL Credit Agreement, as applicable, attesting to the solvency of the Borrower and its subsidiaries on the Closing Date (and, to the extent the ABL Closing Date occurs after the Closing Date, the ABL Closing Date) on a consolidated basis after giving effect to the Transactions, (c) with respect to the effectiveness of the ABL Facility only, a borrowing base certificate in respect of the ABL Facility for the most recent month ended 20 days prior to the Closing Date, (d) customary legal opinions, (e) customary certificates, organizational documents, borrowing notice and instruments as are customary for transactions of this type (limited to (i) evidence of authority, (ii) charter documents, (iii) borrowing and issuance notices, (iv) customary officers’ incumbency certificates and (v) a customary officer’s closing certificate), (f) good standing certificates in the respective jurisdictions of organization of the Loan Parties (to the extent such concept exists in the applicable jurisdiction) and (g) certificates of insurance, together with the endorsements thereto.

7. (a) With respect to the Incremental Term Facility and, solely to the extent that the ABL Closing Date occurs substantially simultaneously with the Closing Date, the ABL Facility, since the date of the Acquisition Agreement, there shall not have occurred any event, circumstance, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Acquisition Agreement, a “Company Material Adverse Effect”) that is continuing.

Exhibit C - 3

(b) With respect to the ABL Facility (solely to the extent that the ABL Closing Date occurs after the Closing Date), since the date of the latest audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows delivered pursuant to Section 6.01(a) of the Existing ABL Credit Agreement, there shall not have occurred any event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Existing ABL Credit Agreement).

8. With respect to the Facilities, all accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agents, the Arrangers and the Lenders shall have been paid, to the extent an invoice therefor was presented at least two business days prior to the Closing Date (or such later date as the Borrower may agree).

9. With respect to the Facilities, the Loan Parties shall have provided the documentation and other information to the Lenders required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the PATRIOT Act and a certification regarding beneficial ownership required pursuant to 31 C.F.R. § 1010.230, in each case at least three business days prior to the Closing Date, as has been requested to the Borrower in writing at least ten business days prior to the Closing Date.

10. With respect to the Incremental Term Loan Facility, the Term Arrangers shall have been provided with a period of at least 15 consecutive business days (ending no later than the business day immediately prior to the Closing Date) following the receipt of such information as is reasonably requested by the Term Arrangers and customarily delivered by a borrower and necessary for the preparation of a customary Confidential Information Memoranda to syndicate the Incremental Term Loan Facility (which, for the avoidance of doubt, shall not include (x) any information customarily delivered by an investment bank or financing arrangers or (y) any financial information other than the financial information required pursuant to paragraphs 3 and 4 of this Exhibit C); provided that (i) such period will not include November 22, 2018 and (ii) if such period has not been completed prior to December 18, 2018, such period shall not commence until January 2, 2019. If the Borrower in good faith reasonably believes it has delivered the information requested by the Term Arrangers in accordance with the preceding sentence for use in the Confidential Information Memorandum, it may deliver to the Term Arrangers a written notice to that effect, in which case the Confidential Information Memorandum will be deemed to have been delivered on the date such notice is delivered to the Term Arrangers, and the 15 consecutive business day period referred to above will be deemed to have commenced on the date such notice is delivered to the Term Arrangers, in each case, unless the Term Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the information requested by the Term Arrangers in accordance with the preceding sentence for use in the Confidential Information Memorandum and, within 3 business days after the receipt of such notice from the Borrower, the Term Arrangers deliver a written notice to the Borrower to that effect (stating with reasonable specificity which information required to be included in the Confidential Information Memorandum has not been delivered).

11. With respect to the Incremental Term Loan Facility, the Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to such materiality qualification) on the Closing Date.

12. With respect to the ABL Facility, (i) if the ABL Closing Date occurs substantially simultaneously with the Closing Date, the Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects (except for representations and warranties that are already

Exhibit C - 4

qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to such materiality qualification) on the ABL Closing Date and (ii) if the ABL Closing Date occurs after the Closing Date, the representations and warranties required to be made for borrowings under Section 4.02(b) of the Existing ABL Credit Agreement shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct in all respects after giving effect to such materiality qualification) on the ABL Closing Date.

13. With respect to the ABL Facility, the Closing Date and the initial funding of the Incremental Term Loan Facility shall have occurred.

14. If (a) the ABL Closing Date occurs substantially simultaneously with the Closing Date, the Arrangers shall have received the Intercreditor Agreement (as defined in Exhibit A) executed and delivered by the ABL Agent and the Term Loan Agent and (b) if the ABL Closing Date does not occur on the Closing Date, the Term Arrangers shall have received all necessary joinders by the Company and Guarantors that are subsidiaries of the Company to the Existing Intercreditor Agreement.

Exhibit C - 5